As filed with the Securities and Exchange Commission on August 10, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHEN & STEERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1904657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

280 Park Avenue

New York, NY 10017

(212) 832-3232

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated Cohen & Steers, Inc. 2004 Stock Incentive Plan

(Full Title of the Plan)

Francis C. Poli, Esq.

Executive Vice President and General Counsel

Cohen & Steers, Inc.

280 Park Avenue

New York, NY 10017

(212) 832-3232

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $.01 par value	4,500,000	$19.00	$85,500,000	$4,771

(1)	Covers 4,500,000 shares of common stock, par value $.01, of Cohen & Steers, Inc. approved for issuance under the Amended and Restated Cohen & Steers, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(h) and 457(c) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee for the 4,500,000 shares approved for issuance under the 2004 Stock Incentive Plan is based on a price of $19.00 per share, which is the average of the high and low prices of the common stock being registered hereby on the New York Stock Exchange on August 6, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In accordance with General Instruction E of Form S-8, this Registration Statement is registering additional securities of the same class as registered under the Registrant’s effective Registration Statement on Form S-8, No. 333-118972, filed by the Registrant on September 14, 2004 (the “Earlier Registration Statement”). The contents of the Earlier Registration Statement are hereby incorporated by reference.

The following information is not included in the Earlier Registration Statement and is therefore included herewith:

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Salvatore Rappa, Senior Vice President and Associate General Counsel of the Registrant, has rendered an opinion to the effect that, under applicable state law, the shares of Common Stock to which this Registration Statement relates will be, when issued, validly issued, fully paid and nonassessable. Mr. Rappa beneficially owns, or has the right to acquire, an aggregate of less than 1% of the Registrant’s Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s certificate of incorporation and by-laws provide that it will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 10, 2009.

COHEN & STEERS, INC.

By:	/s/ Martin Cohen
Name:	Martin Cohen
Title:	Co-Chairman, Co-Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Martin Cohen, Robert H. Steers, Francis C. Poli and Salvatore Rappa and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, in connection with this Registration Statement, to sign any and all amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of August, 2009.

Signature	Title
/s/ Martin Cohen Martin Cohen	Co-Chairman, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Robert H. Steers Robert H. Steers	Co-Chairman, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

/s/ Richard Bruce Richard Bruce	Director

/s/ Peter L. Rhein Peter L. Rhein	Director

/s/ Richard P. Simon Richard P. Simon	Director

/s/ Edmond D. Villani Edmond D. Villani	Director

/s/ Matthew S. Stadler Matthew S. Stadler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Bernard M. Doucette Bernard M. Doucette	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Cohen & Steers, Inc. 2004 Stock Incentive Plan *

5.1	Opinion of Salvatore Rappa, Esq. Senior Vice President and Associate General Counsel of the Company, as to the legality of the securities being issued (filed herewith)

23.1	Consent of Salvatore Rappa, Esq. Senior Vice President and Associate General Counsel of the Company (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32236) filed on May 15, 2008